                                                                   Exhibit a(6)


                  [Text of email message sent on July 7, 2003]



Option Exchange Program Participant

Last week you should have received a package which outlines the Stock Option Exchange Program which was approved by our Board of Directors and offered to eligible employees effective June 27, 2003. If you have not received your package, please contact my office immediately.

The Cafaro Group, UBS has been engaged to assist employees with making there Exchange Program decision. The Cafaro Group has scheduled two short WebCast presentations to provide an overview of the plan and answer any questions you may have. The dates, times, Webcast links and call in numbers are listed below. Please make every effort to participate in one of the brief presentations listed below.

Keep in mind that your individual election is important to both you and ARRIS and must be completed by July 25, 2003.

You may complete your exchange election via the company intranet, by fax or by mail as outlined in the Offer to Exchange.

If you have any questions concerning the exchange process, please do not hesitate to contact my office.


Take Care,


Bob Halbert
VP Human Resources
678-473-8332
FAX 678-473-8198




Event: Stock Exchange Program
Enrollment address:
   http://arrisevents.webex.com/arrisevents/onstage/g.php?d=666157412
Time Zone: Eastern Daylight Time (GMT - 04:00, Atlanta)
Date: 7/09/2003
Time: 11:00 am
Duration: 1 hour
Presenters: Bob Halbert and the Cafaro Group
Teleconference #: 800-531-3250

International #: 1-303-928-2693
Conference ID: 9915411


Event: Stock Option Exchange Program
Event address:
   http://arrisevents.webex.com/arrisevents/onstage/g.php?d=663530388
Time Zone: Eastern Daylight Time (GMT - 04:00, Atlanta)
Date: 7/14/2003
Time: 3:00 pm
Presenters: Bob Halbert and the Cafaro Group
Teleconference #: 800-531-3250
International #: 1-303-928-2693
Conference ID: 9915411